NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2008 Earnings

•	Non-performing assets remained stable at 0.49% of loans

•	Net interest margin increased 5% over first quarter of 2007

•	Net income down 14% versus the first quarter of 2007, impacted by loan loss provision

WARRENTON, Va., April 30, 2008 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $1,009,000 for the quarter ended March 31, 2008 as compared with $1,173,000 for the same quarter in 2007, representing a decrease of 13.9%. Earnings per share were $0.28 on a diluted basis for the quarter ended March 31, 2008, as compared with $0.33 per diluted share for the same quarter in 2007. Results for the first quarter of 2008 were impacted by the increase to the provision for loan losses of $336,000 in the first quarter of 2008 compared to the first quarter of 2007.

Randy K. Ferrell, President and Chief Executive Officer, commented, “The increase in loan loss provision was the primary factor in our performance for the quarter. With it, we addressed certain identified credit issues and provided for other potential impacts stemming from general economic conditions.”

“We maintain low ratios of non-performing loans and net charge offs, and we have even seen some recent improvement in this area. Our lending and credit underwriting decisions have helped avoid loans that expose the bank to excess risk and continue to limit our exposure to loan losses during a tough economic period,” Ferrell said.

The non-performing assets-to-loans ratio increased to 0.49% in the first quarter of 2008 compared with 0.42% in the same quarter of 2007. The ratio improved slightly from 0.51% of total loans at December 31, 2007. Non-performing assets were $2.02 million at March 31, 2008, compared with $1.76 million at March 31, 2007 and $2.13 million at December 31, 2007. Charge-offs, net of recoveries, for the first quarter of 2008 were $445,000 as compared with $72,000 for the same quarter in 2007, although charge-offs declined from $586,000 for the fourth quarter of 2007.

Return on average assets was 0.83% and return on average equity was 9.48% for the first quarter of 2008, compared with 0.95% and 12.01%, respectively, for the first quarter of 2007.

Net interest margin for the first quarter of 2008 was 4.15% compared with 3.95% for the same quarter in 2007. The 6.3% decline in interest income was more than offset by lower interest expense resulting from the reduced cost of deposits and borrowings. The Fauquier Bank also realized an $88,000 one-time gain on the sale of securities during the quarter which favorably impacted earnings.

Ferrell said, “The increase in net interest margin is a positive sign, and we expect continued improvement.” The bank’s operating expenses increased by 4.9% in the first quarter of 2008 versus the same quarter in 2007. “We are focused on limiting spending in all areas not critical to our growth plans,” Ferrell said. Growth plans include the proposed addition in 2009 of two new banking offices to be located in Haymarket and Bristow. The bank also recently announced plans to move its current Broadview Avenue View Tree Branch to a newly proposed 9,600-square-foot office to serve a growing Warrenton customer base.

Assets under management for the Bank’s Wealth Management Services division were $291.2 million at March 31, 2008, down from $308.0 million at March 31, 2007. The decline in assets under management was primarily due to the mark to market valuation related to the overall performance of the stock market. Net loans were $412.0 million, relatively flat compared with March 31, 2007, and total deposits were $390.1 million, a decline of 3.3% compared with March 31, 2007. Fauquier Bankshares and The Fauquier Bank had combined assets of $490.5 million and total shareholders’ equity of $42.5 million at March 31, 2008.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. Fauquier Bankshares’ stock price closed at $19.14 per share on April 29, 2008. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.

	FAUQUIER BANKSHARES, INC.
	SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Quarter Ended,

	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007	Mar. 31, 2007

EARNINGS STATEMENT DATA:
Interest income	$7,274	$7,730	$7,706	$7,746	$7,762
Interest expense	2,584	2,940	3,097	3,044	3,187

Net interest income	4,690	4,790	4,609	4,702	4,575
Provision for loan losses	456	357	120	120	120

Net interest income after
provision for loan losses	4,234	4,433	4,489	4,582	4,455
Noninterest income	1,481	1,589	1,538	1,513	1,423
Securities gains (losses)	88	—	—	—	—
Noninterest expense	4,395	4,245	4,283	4,265	4,189

Income before income taxes	1,408	1,777	1,744	1,830	1,689
Income taxes	399	487	534	550	516

Net income	$1,009	$1,290	$1,210	$1,280	$1,173

PER SHARE DATA:
Net income per share, basic	$0.29	$0.37	$0.34	$0.36	$0.33
Net income per share, diluted	$0.28	$0.36	$0.34	$0.36	$0.33
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.19
Average basic shares outstanding	3,515,475	3,507,481	3,513,130	3,515,669	3,522,550
Average diluted shares outstanding	3,551,926	3,551,242	3,558,309	3,587,648	3,595,153
Book value at period end	$12.08	$11.93	$11.54	$11.39	$11.25

BALANCE SHEET DATA:
Total Assets	$490,493	$489,896	$486,493	$486,028	$508,389
Loans, net	411,972	409,107	406,346	405,209	411,444
Investment securities	38,934	37,377	40,508	38,270	38,961
Deposits	390,107	404,559	398,306	410,151	403,526
Shareholders’ equity	42,454	41,828	40,557	40,053	39,614

PERFORMANCE RATIOS:
Net interest margin(1)	4.15%	4.16%	4.02%	4.12%	3.95%
Return on average assets	0.83%	1.04%	0.99%	1.05%	0.95%
Return on average equity	9.48%	12.30%	11.68%	12.65%	12.01%
Efficiency ratio(2)	69.40%	65.78%	68.93%	68.02%	69.18%

ASSET QUALITY RATIOS:
Allowance for loan losses	$4,196	$4,185	$4,413	$4,407	$4,519
Allowance for loan losses to period
end loans, net	1.02%	1.02%	1.09%	1.09%	1.10%
Non-performing assets	$2,025	$2,128	$1,382	$1,008	$1,764
Non-performing assets to period end loans and other repossessed
assets owned	0.49%	0.51%	0.34%	0.25%	0.42%
Net charge-offs	$445	$586	$114	$231	$72
Net charge-offs to average loans	0.11%	0.14%	0.03%	0.06%	0.02%

CAPITAL RATIOS:
Leverage	9.61%	9.49%	9.35%	9.26%	8.98%
Risk Based Capital Ratios:
Tier 1 capital	12.13%	11.90%	11.59%	11.71%	11.40%
Total capital	13.32%	12.98%	12.71%	12.85%	12.54%

(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2) Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.